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                                                                   EXHIBIT 23.2




                      CONSENT OF INDEPENDENT ACCOUNTANTS




       We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated January 19, 1995, except as to the information presented in Note R for which the date is February 22, 1995, on our audits of the consolidated financial statements and financial statement schedule of Raytheon Company and Subsidiaries Consolidated as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 which reports are incorporated by reference or included in the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts."






                                                COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
May 10, 1995